FOR IMMEDIATE RELEASE
McCORMICK REPORTS RECORD 2018 FINANCIAL RESULTS AND
PROVIDES GROWTH OUTLOOK FOR 2019
HUNT VALLEY, Md., January 24, 2019 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the fourth quarter and fiscal year ended November 30, 2018. The company provided an outlook for continued growth in 2019.

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For the fourth quarter, sales rose 1% from the year-ago period. In constant currency, the company grew sales 2%. Earnings per share increased to $1.60 from $1.32 in the fourth quarter of 2017. Adjusted earnings per share rose 8% to $1.67 from $1.54 in the year-ago period.

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For fiscal 2018, sales rose 12% from the prior year. In constant currency, the company grew sales 11%, with strong results in both the consumer and flavor solutions segments. Earnings per share increased to $7.00, including the non-recurring net favorable impact of the U.S. tax legislation, from $3.72. Adjusted earnings per share rose 17% to $4.97 from $4.26 in the year-ago period.

•	Cash flow from operations grew to a record $821 million in 2018. In November, a 10% increase to the quarterly dividend was authorized, marking the 33rd consecutive year of dividend increases.

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For fiscal year 2019, McCormick expects to increase sales year-on-year by 1% to 3%, which in constant currency is a projected growth rate of 3% to 5%. The company expects operating income to increase year-on-year by 10% to 12%. Adjusted operating income is expected to increase 7% to 9%, which in constant currency is a projected growth rate of 9% to 11%. McCormick projects earnings per share to be $5.09 to $5.19 in fiscal year 2019, compared to $7.00 in 2018, which included a non-recurring net favorable impact of the U.S. tax legislation. Adjusted earnings per share is expected to be $5.17 to $5.27, which is an increase of 4% to 6% from $4.97 in 2018 and in constant currency is a projected growth rate of 6% to 8%.

Chairman, President & CEO's Remarks

Lawrence E. Kurzius, Chairman, President and CEO, stated, “The breadth and reach of our global flavor portfolio continues to meet the demand for flavor around the world and drive differentiated growth. In 2018, we delivered another year of record financial results through the successful execution of our strategies, including the completion of the Frank's and French's integration, and the engagement of our employees around the world.
“We delivered double-digit sales, adjusted operating income and adjusted earnings per share growth in 2018. Our sales growth and focus on profit realization drove strong results across both our consumer and flavor solutions segments. In addition to our solid base business and new product growth in both segments, we benefited from incremental sales from our acquired Frank's and French's brands. We successfully completed the integration of these brands in 2018 and have created value, achieved synergies and obtained results according to our plan. We continued to fuel our growth investments through our Comprehensive Continuous Improvement (CCI) program and strong cash flow. Led by this program, we achieved $118 million in cost savings in 2018 and are well on our way to exceeding our four-year $400 million goal of cost savings by the end of 2019. Through the combination of our CCI program and the strategy to shift our portfolio to more value-added products, we expanded our adjusted operating margin by 110 basis points. 2018 marks the seventh consecutive year of record cash flow from operations, as well as the 33rd consecutive year of dividend increases. Along with these accomplishments, we are also making measurable progress towards our 2025 sustainability goals. During 2018, we were recognized for the second consecutive year as a DiversityInc Top 50 Company, and Corporate Knights recently ranked McCormick in their 2019 Global 100 Most Sustainable Corporations Index and No. 1 in the food products industry for the third year in a row.
“The top-tier financial performance we delivered in 2018 was supported by our unwavering commitment to doing what’s right for people, our communities and the planet, providing us with solid momentum heading into 2019. We are continuing to capitalize on the global and growing consumer interests in healthy, flavorful eating, the source and quality of ingredients, and sustainable practices. We deliver flavor across all markets and through all channels, while responding readily to changes in the fast-evolving food and beverage industry with new ideas, innovation and purpose. Our focus on profitable growth and strengthening our organization is the foundation of our future. In 2019, we expect to deliver another strong year while continuing to make targeted investments and fuel our growth to build the McCormick of the future.
“I want to recognize McCormick employees around the world for their efforts and engagement which drive our momentum and make us succeed. With our vision to bring the joy of flavor to life and our relentless focus on growth, performance, and people, we are confident our strategies will enable us to become even better positioned to drive future growth, continue our forward momentum and build value for our shareholders in 2019."
Fourth Quarter 2018 Results
McCormick reported a 1% sales increase in the fourth quarter from the year-ago period, including a 1% unfavorable impact from currency. Despite the impact of trade inventory reductions at retailers in the Americas, the company grew sales driven by new products and growth in the base business through brand marketing support, expanded distribution, and pricing actions. Both segments contributed to the constant currency sales increase with growth in each region. In constant currency, the company grew sales 2%.

Gross profit margin increased 70 basis points versus the year-ago period. The $15 million unfavorable impact of the transaction expense related to the acquisition-date fair value adjustment of inventories, from the acquisition of our Frank’s and French’s brands in the year-ago period drove the gross profit margin increase from the fourth quarter of 2017. Adjusted gross profit margin decreased 30 basis points versus the year-ago period driven by unfavorable product mix partially offset by CCI-led cost savings. The unfavorable product mix was primarily driven by the Americas trade inventory reduction of higher margin holiday products.

Operating income was $295 million in the fourth quarter compared to $267 million in the year-ago period. This increase was driven by lower special charges and lapping prior year transaction and integration expenses from the acquisition of our Frank's and French's brands. The company recognized $31 million of transaction and integration expenses in operating income related to the acquisition of our Frank's and French's brands in the fourth quarter of 2017. The company recorded $2 million of special charges in the fourth quarter of 2018 versus $9 million in 2017. Excluding transaction and integration expenses as well as special charges, adjusted operating income was $298 million compared to $307 million in the year-ago period. The decline in adjusted operating income of 3%, which included a 1% unfavorable impact of currency, was driven primarily by unfavorable product mix of business as well as investments for growth and higher distribution expense. During the fourth quarter, the company made investments to drive continued growth which included an increase of 7%, or $7 million, in brand marketing versus the year-ago period as well as beginning the process of modernizing our information technology systems.

Earnings per share was $1.60 in the fourth quarter of 2018 compared to $1.32 in the year-ago period. A decrease in the net favorable non-recurring impact of the U.S. tax legislation (U.S. Tax Act) as well as transaction and integration expenses and special charges decreased earnings per share by $0.07 in the fourth quarter of 2018. Transaction and integration expenses and special charges lowered earnings per share by $0.22 in 2017. Excluding these impacts, adjusted earnings per share was $1.67 in the fourth quarter of 2018 compared to $1.54 in the year-ago period. The increase in adjusted earnings per share was driven primarily by a favorable adjusted income tax rate due to a lower U.S. federal tax rate and favorable discrete items, including the exercise of stock options during the quarter. This was an increase in adjusted earnings per share of 8%, which includes an unfavorable impact of foreign currency rates.
Fiscal Year 2018 Results
McCormick reported a 12% sales increase in 2018 compared to 2017, which included a 1% favorable impact from currency. Incremental sales from the acquired Frank's and French's brands contributed 8% to the sales increase. The remaining increase was driven by new products and growth in the base business. The sales increase was broad based between the company's consumer and flavor solutions segments with growth in each region. In constant currency, the company grew sales 11%.

Gross profit margin increased 220 basis points versus the year-ago period. This expansion was driven by CCI-led cost savings and our shift in the portfolio to more value added products, including the impact of the Frank's and French's portfolios. Additionally, the 2017 gross profit margin was unfavorably impacted by $21 million of transaction expense related to the acquisition-date fair value adjustment of inventories from the acquisition of our Frank's and French's brands.

Operating income was $903 million in 2018 compared to $702 million in the prior year. This increase was driven by higher sales and gross margin expansion as well as decreases in special charges and in transaction and integration expenses from the acquisition of our Frank's and French's brands. Partially offsetting this increase were investments to drive growth, such as brand marketing increases and costs related to modernizing our information technology systems, as well as higher distribution expense. Brand marketing increased 18%, or $49 million, in 2018 compared to 2017. The company recognized $23 million of transaction and integration expenses in operating income related to the acquisition of our Frank's and French's brands in 2018 versus $62 million in 2017. The company recorded $16 million of special charges in 2018 related to organization and streamlining actions versus $22 million in 2017. Excluding transaction and integration expenses as well as special charges, adjusted gross profit margin increased 180 basis points from 2017 and adjusted operating income was $942 million compared to $786 million. The company grew adjusted operating income 20%, which included a 1% favorable impact from currency. The company expanded adjusted operating margin 110 basis points from the prior year.

Earnings per share was $7.00 in 2018 compared to $3.72 in the prior year. The net favorable non-recurring impact of the recent U.S. Tax Act, partially offset by transaction and integration expenses as well as special charges increased earnings per share by $2.03 in 2018. Transaction and integration expenses, including $15 million of other debt costs, as well as special charges lowered earnings per share by $0.54 in 2017. Excluding these impacts, adjusted earnings per share increased 17% to $4.97 in 2018 compared to $4.26 in the prior year. The increase in adjusted earnings per share was driven primarily by higher adjusted operating income and a lower adjusted income tax rate as a result of a lower U.S. federal tax rate and favorable discrete items, including the exercise of stock options during the year, which were partially offset by higher interest expense and shares outstanding. This increase also includes the favorable impact of foreign currency rates.
The company continues to generate strong cash flow. Net cash provided by operating activities reached a record $821 million in 2018, an increase from $815 million in 2017, driven mainly by net income growth. A portion of this cash was used to pay down $545 million of acquisition debt. The company ended the year with a net debt-to-adjusted EBITDA ratio of 4.0x and is well positioned to achieve its targeted net debt-to-adjusted EBITDA ratio of 3.0x by the end of 2020.
Fiscal Year 2019 Financial Outlook

McCormick expects continued global growth in consumer demand for great taste and healthy eating. McCormick is aligned with consumers' increased interest in bolder flavors, demand for convenience and focus on fresh, natural ingredients as well as greater transparency around the sourcing and quality of food. Through its growth strategies, the company is well-positioned to meet this increased consumer demand and drive sales of its broad flavor portfolio through brand marketing, new products and expanded distribution. The company is balancing its resources and efforts to drive sales with work to lower costs to build fuel for continued growth and focus on profit realization.
In 2019, the company expects a two-percentage point unfavorable impact from currency rates on net sales, adjusted operating income and adjusted earnings per share.
In 2019, the company expects to grow sales compared to 2018 by 1% to 3%, which in constant currency is a 3% to 5% projected growth rate. This increase consists entirely of organic growth as the company has no incremental sales impact from acquisitions in 2019. The company expects to drive sales growth with new products, brand marketing and expanded distribution. Sales growth is also expected to include the impact of pricing taken to offset an anticipated low-single digit increase in costs. The company has plans to achieve approximately $110 million of cost savings and intends to use these savings to improve margins, fund investments to drive continued growth, and as a further offset to increased costs.
Operating income in 2019 is expected to grow 10% to 12% from $903 million of operating income in 2018. Special charges of approximately $15 million are currently projected for 2019 that relate to previously announced organization and streamlining actions. Excluding the impact of special charges as well as transaction and integration expenses in 2019 and 2018, the expected growth in adjusted operating income is 7% to 9%, which in constant currency is a 9% to 11% projected growth rate, from adjusted operating income of $942 million in 2018.
McCormick projects 2019 earnings per share to be in the range of $5.09 to $5.19 compared to $7.00 of earnings per share in 2018. Excluding an estimated $0.08 impact of special charges in 2019, the company projects 2019 adjusted earnings per share to be in the range of $5.17 to $5.27. Compared to $4.97 of adjusted earnings per share in 2018, this an expected increase of 4% to 6%, which in constant currency is a projected growth rate of 6% to 8% and includes a projected effective tax rate of approximately 22%, which is a significant increase from 2018. This increase results in an estimated 3% headwind on adjusted earnings per share growth, partially offsetting the company's strong adjusted operating income growth expectation. For fiscal year 2019, the company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and to pay down debt.
Business Segment Results
Consumer Segment

(in millions)	Three months ended		Twelve months ended
	11/30/2018	11/30/2017	11/30/2018	11/30/2017
Net sales	$984.4	$978.3	$3,318.0	$2,970.1
Operating income, excluding special charges, transaction and integration expenses	227.5	235.3	644.9	564.2
The company grew consumer segment sales 1% when compared to the fourth quarter of 2017. In constant currency, sales rose 2% with increases in each of the company's three regions.

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Consumer sales in the Americas were flat compared to the fourth quarter of 2017 and in constant currency rose 1%. The increase was driven by pricing actions. Underlying volume growth from new products, expanded distribution and brand marketing support during the quarter was offset by a negative 3% impact from trade inventory reductions.

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Fourth quarter consumer sales in and Europe, Middle East and Africa (EMEA) were flat compared to 2017 and in constant currency rose 3%. The increase was driven by broad based volume and product mix growth across several markets offset partially by trade promotional activities related to new products.

•	Asia/Pacific region's consumer sales rose 4% compared to the fourth quarter of 2017. In constant currency, the increase was 10% driven by broad based volume growth in China.
Consumer segment operating income, excluding special charges, transaction and integration expenses, decreased 3% to $228 million for the fourth quarter of 2018 compared to $235 million in the year-ago period. In constant currency, consumer operating income also decreased 3%. The decline was driven by unfavorable mix, primarily related to the Americas' trade inventory reduction of higher margin holiday products. In addition, higher freight costs and investments to drive future growth, such as in brand marketing, also contributed to the decline. In the consumer segment, brand marketing increased 9%, or $7 million, in the fourth quarter versus the year-ago period.
Flavor Solutions Segment

(in millions)	Three months ended		Twelve months ended
	11/30/2018	11/30/2017	11/30/2018	11/30/2017
Net sales	$514.8	$512.6	$2,090.9	$1,864.0
Operating income, excluding special charges, transaction and integration expenses	70.2	72.1	297.2	222.1

Flavor solutions segment sales were flat compared to the fourth quarter of 2017. In constant currency, sales rose 3% with increases in each of the company's three regions.

•	Flavor solutions sales in the Americas grew 1% from the year-ago period. In constant currency, sales rose 2%. The growth was driven by increased sales to quick service restaurants and continued flavors and seasonings momentum partially offset by the exit of lower margin business and the impact from a global realignment of a major customer's sales to our EMEA region.

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Fourth quarter flavor solutions sales in EMEA decreased 2% and in constant currency rose 5%. The growth was primarily driven by pricing actions as well as the impact from a global realignment of a major customer's sales from the Americas.

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Flavor solutions sales in the Asia/Pacific region decreased 1% in the fourth quarter of 2018 and in constant currency rose 3%. The increase was driven by sales to quick service restaurants, partially due to the timing of their promotional activities.

Flavor solutions segment operating income, excluding special charges, transaction and integration expenses, decreased 3% to $70 million for the fourth quarter of 2018 compared to $72 million in the year-ago period. In constant currency, operating income decreased 1%. The decrease was driven by an unfavorable transactional impact of foreign currency exchange rates as well as unfavorable product mix.

Non-GAAP Financial Measures

The tables below include financial measures of adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. These financial measures also exclude the impact of certain items associated with our acquisition of RB Foods on August 17, 2017 as these items significantly impact comparability between years.  These financial measures also exclude, for 2018, the net non-recurring income tax benefit of $301.5 million related to the U.S. Tax Act as this item significantly impacts comparability between years. Adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following:

Special charges - Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our Chairman, President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; President, Global Flavor Solutions Segment and McCormick International; President, Global Consumer Segment and Americas; Senior Vice President, Human Relations; and Senior Vice President, Strategy and Global Enablement. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected savings) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an ongoing basis through completion.

Transaction and integration expenses associated with the RB Foods acquisition - The costs associated with the acquisition and subsequent integration of RB Foods, which we refer to as “transaction and integration expenses” include the impact of the acquisition-date fair value adjustment for inventory, transaction costs associated with the acquisition, integration costs following the acquisition, and the bridge financing costs. In our income statement, we include the impact of the fair value adjustment for inventory in cost of goods sold, the bridge financing cost in other debt costs, and present all other transaction and integration costs associated with the RB Foods acquisition in our income statement on the line, "Transaction and integration expenses." The size of this acquisition and related costs distinguishes it from our past, recent and smaller acquisitions, the costs of which have not been excluded from our non-GAAP financial measures.

Income taxes associated with the U.S. Tax Act - In connection with the enactment of the U.S. Tax Act in December 2017, we recorded a net income tax benefit of $301.5 million during the year ended November 30, 2018, which includes the impact of the tax benefit from revaluation of net U.S. deferred tax liabilities based on the new lower corporate income tax rate and the tax expense associated with the one-time transition tax on previously unremitted earnings of non-U.S. subsidiaries.
We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three months ended		Twelve months ended
	11/30/18	11/30/17	11/30/18		11/30/17
Gross profit	$681.5	$668.2	$2,371.6		$2,010.2

Impact of transaction and integration expenses included in cost of goods sold (1)	—	15.0	—		20.9

Adjusted gross profit	$681.5	$683.2	$2,371.6		$2,031.1

Adjusted gross profit margin (2)	45.5%	45.8%	43.8%		42.0%

Operating income	$294.9	$266.9	$903.3		$702.4

Impact of transaction and integration expenses included in cost of goods sold (1)	—	15.0	—		20.9
Impact of other transaction and integration expenses (1)	0.4	16.3	22.5		40.8
Impact of other special charges	2.4	9.2	16.3		22.2

Adjusted operating income	$297.7	$307.4	$942.1		$786.3
% (decrease) increase versus prior period	(3.2)%		19.8%

Adjusted operating income margin (2)	19.9%	20.6%	17.4%		16.3%

Income tax expense (benefit)	$55.8	$57.7	$(157.3)		$151.3
Non-recurring benefit, net, of the U.S. Tax Act	(6.7)	—	301.5	—	—
Impact of transaction and integration expenses	0.1	8.9	4.9		23.6
Impact of special charges	0.5	2.5	3.8		6.4
Adjusted income tax expense	$49.7	$69.1	$152.9		$181.3
Adjusted income tax rate (3)	19.0%	26.2%	19.6%		26.1%

Net income	$214.0	$175.7	$933.4		$477.4
Impact of total transaction and integration expenses (1)	0.3	22.4	17.6		53.5
Impact of total special charges	1.9	6.7	12.5		15.8
Non-recurring benefit, net, of the U.S. Tax Act	6.7	—	(301.5)		—
Adjusted net income	$222.9	$204.8	$662.0		$546.7
% increase versus prior period	8.8%		21.1%

Earnings per share - diluted	$1.60	$1.32	$7.00		$3.72
Impact of total transaction and integration expenses (1)	—	0.17	0.13		0.42
Impact of total special charges	0.02	0.05	0.10		0.12
Non-recurring benefit, net, of the U.S Tax Act	0.05	—	(2.26)		—
Adjusted earnings per share - diluted	$1.67	$1.54	$4.97		$4.26
% increase versus prior period	8.4%		16.7%

(1)
The following reconciles the transaction and integration expenses related to the acquisition of RB Foods that are recorded in our consolidated income statement for the three and twelve months ended November 30, 2018 and 2017 (in millions):

		Three months ended		Twelve months ended
		11/30/18	11/30/17	11/30/18	11/30/17
	Transaction and integration expenses included in cost of goods sold	$—	$15.0	$—	$20.9
	Reflected in transaction and integration expenses	0.4	16.3	22.5	40.8
	Transaction and integration expenses included in operating income	0.4	31.3	22.5	61.7
	Transaction and integration expenses included in other debt costs	—	—	—	15.4
	Total pre-tax transaction and integration expenses	0.4	31.3	22.5	77.1
	Less: Tax effect	(0.1)	(8.9)	(4.9)	(23.6)
	Total after-tax transaction and integration expenses	$0.3	$22.4	$17.6	$53.5

(2)
Adjusted gross profit margin is calculated as adjusted gross profit as a percentage of net sales for each period presented. Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(3)
Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes, excluding transaction and integration expenses and special charges, or $780.1 million and $694.1 million for the years ended November 30, 2018 and 2017, respectively, and $261.7 million and $263.6 million for the quarters ended November 30, 2018 and 2017, respectively.

The following table reconciles our net income to Adjusted EBITDA for the year ended November 30, 2018:

2018
Net income	$933.4
Depreciation and amortization	150.7
Interest expense	174.6
Income tax expense (benefit)	(157.3)
EBITDA	1,101.4
Adjustments to EBITDA (1)	57.3
Adjusted EBITDA	$1,158.7

Net debt (2)	$4,674.8

Leverage ratio (Net debt/Adjusted EBITDA)	4.0

(1)
Adjustments to EBITDA are determined under the leverage ratio covenant in our $1.0 billion revolving credit facility and term loan agreements and includes special charges, stock-based compensation expense and, for the trailing twelve-month period ended November 30, 2018, transaction and integration expenses (related to RB Foods acquisition).

(2)
The leverage ratio covenant in our $1.0 billion revolving credit facility and the term loan agreements define net debt as the sum of short-term borrowings, current portion of long-term debt, and long-term debt, less the amount of cash and cash equivalents that exceeds $75.0 million.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-

GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three months ended November 30, 2018
	Percentage change as reported	Impact of foreign currency exchange	Percentage change on constant currency basis
Net sales
Consumer segment
Americas	0.4%	(0.20)%	0.6%
EMEA	(0.10)%	(2.60)%	2.5%
Asia/Pacific	3.9%	(6.10)%	10.0%
Total consumer segment	0.6%	(1.20)%	1.8%
Flavor solutions segment
Americas	1.2%	(0.80)%	2.0%
EMEA	(1.50)%	(6.80)%	5.3%
Asia/Pacific	(0.80)%	(4.00)%	3.2%
Total flavor solutions segment	0.4%	(2.40)%	2.8%
Total net sales	0.6%	(1.50)%	2.1%
Adjusted operating income
Consumer segment	(3.30)%	(0.70)%	(2.60)%
Flavor solutions segment	(2.60)%	(1.60)%	(1.00)%
Total adjusted operating income	(3.20)%	(0.90)%	(2.30)%

	Twelve months ended November 30, 2018
	Percentage change as reported	Impact of foreign currency exchange	Percentage change on constant currency basis
Net sales
Consumer segment
Americas	13.5%	0.1%	13.4%
EMEA	6.5%	5.4%	1.1%
Asia/Pacific	10.2%	2.5%	7.7%
Total consumer segment	11.7%	1.4%	10.3%
Flavor solutions segment
Americas	14.8%	0.1%	14.7%
EMEA	8.6%	2.3%	6.3%
Asia/Pacific	3.2%	2.3%	0.9%
Total flavor solutions segment	12.2%	0.8%	11.4%
Total net sales	11.9%	1.2%	10.7%
Adjusted operating income
Consumer segment	14.3%	0.9%	13.4%
Flavor solutions segment	33.8%	—%	33.8%
Total adjusted operating income	19.8%	0.7%	19.1%

The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2019 and actual results for 2018:

	Twelve Months Ended
	2019 projection	11/30/18
Earnings per share - diluted	$5.09 to $5.19	$7.00
Impact of special charges and transaction and integration expenses	0.08	0.23
Non-recurring benefit, net, of the U.S. Tax Act	—	(2.26)
Adjusted earnings per share	$5.17 to $5.27	$4.97

Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions, brand marketing support and income tax expense, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, including the acquisition of RB Foods; the expected impact of costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our CCI program and global enablement ("GE") initiative; the expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected impact of Pub.L 115-97, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018” (the "U.S. Tax Act"); the expectations of pension and postretirement plan contributions and anticipated charges associated with those plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses, including the acquisition of RB Foods; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials and freight; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the effects of increased level of debt service following the RB Foods acquisition as well as the effects that such increased debt service may have on the company's ability to react to certain economic and industry conditions and ability to borrow or the cost of any such additional borrowing; the interpretations and assumptions we have made, and guidance that may be issued, regarding the U.S. Tax Act; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber-attacks; fundamental changes in tax laws; volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $5.4 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings the Joy of Flavor to Life™.
For more information, visit www.mccormickcorporation.com.

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For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement
(In millions except per-share data)
	Three months ended		Twelve months ended
	November 30, 2018	November 30, 2017	November 30, 2018	November 30, 2017
Net sales	$1,499.2	$1,490.9	$5,408.9	$4,834.1
Cost of goods sold	817.7	822.7	3,037.3	2,823.9
Gross profit	681.5	668.2	2,371.6	2,010.2
Gross profit margin	45.5%	44.8%	43.8%	41.6%
Selling, general and administrative expense	383.8	375.8	1,429.5	1,244.8
Transaction and integration expenses	0.4	16.3	22.5	40.8
Special charges	2.4	9.2	16.3	22.2
Operating income	294.9	266.9	903.3	702.4
Interest expense	43.9	44.8	174.6	95.7
Other debt costs	—	—	—	15.4
Other income, net	7.9	1.0	12.6	3.5
Income from consolidated operations before income taxes	258.9	223.1	741.3	594.8
Income tax expense (benefit)	55.8	57.7	(157.3)	151.3
Net income from consolidated operations	203.1	165.4	898.6	443.5
Income from unconsolidated operations	10.9	10.3	34.8	33.9
Net income	$214.0	$175.7	$933.4	$477.4

Earnings per share - basic	$1.62	$1.34	$7.10	$3.77

Earnings per share - diluted	$1.60	$1.32	$7.00	$3.72

Average shares outstanding - basic	131.9	131.1	131.5	126.8
Average shares outstanding - diluted	133.8	132.6	133.2	128.4

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet
(In millions)
	November 30, 2018	November 30, 2017
Assets
Cash and cash equivalents	$96.6	$186.8
Trade accounts receivable, net	518.1	555.1
Inventories	786.3	793.3
Prepaid expenses and other current assets	78.9	81.8
Total current assets	1,479.9	1,617.0
Property, plant and equipment, net	985.1	809.1
Goodwill	4,527.9	4,490.1
Intangible assets, net	2,873.3	3,071.1
Investments and other assets	390.2	398.5
Total assets	$10,256.4	$10,385.8

Liabilities
Short-term borrowings and current portion of long-term debt	$643.5	$583.2
Trade accounts payable	710.0	639.9
Other accrued liabilities	648.2	724.2
Total current liabilities	2,001.7	1,947.3
Long-term debt	4,052.9	4,443.9
Deferred taxes	706.5	1,094.5
Other long-term liabilities	313.1	329.2
Total liabilities	7,074.2	7,814.9
Shareholders’ equity
Common stock	1,770.6	1,672.9
Retained earnings	1,760.2	1,166.5
Accumulated other comprehensive loss	(359.9)	(279.5)
Non-controlling interests	11.3	11.0
Total shareholders’ equity	3,182.2	2,570.9
Total liabilities and shareholders’ equity	$10,256.4	$10,385.8

	McCormick & Company, Incorporated

Consolidated Cash Flow Statement
(In millions)
	Twelve Months Ended
	November 30, 2018	November 30, 2017
Operating activities
Net income	$933.4	$477.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	150.7	125.2
Stock-based compensation	25.6	23.9
Noncash income tax benefit (related to enactment of the U.S. Tax Act)	(309.4)	—
Special charges and transaction and integration expenses	3.0	19.1
Amortization of inventory fair value adjustment associated with acquisition of RB Foods	—	20.9
(Gain) loss on sale of assets	(5.4)	1.3
Deferred income tax expense	40.1	24.1
Income from unconsolidated operations	(34.8)	(33.9)
Settlement of forward-starting interest rate swaps	—	(2.9)
Changes in operating assets and liabilities	(9.2)	136.6
Dividends from unconsolidated affiliates	27.2	23.6
Net cash flow provided by operating activities	821.2	815.3

Investing activities
Acquisitions of businesses	(4.2)	(4,327.4)
Capital expenditures	(169.1)	(182.4)
Proceeds from sale of property, plant and equipment	12.3	1.1
Proceeds from insurance	2.5	0.4
Net cash flow used in investing activities	(158.5)	(4,508.3)

Financing activities
Short-term borrowings, net	305.5	(134.6)
Long-term debt borrowings	25.9	3,989.6
Payment of debt issuance costs	—	(7.7)
Long-term debt repayments	(797.9)	(272.7)
Proceeds from exercised stock options	78.2	29.5
Taxes withheld and paid on employee stock awards	(11.6)	(5.8)
Payment of contingent consideration	(2.5)	(19.7)
Purchase of minority interest	(13.0)	(1.2)
Issuance of common stock non-voting (net of issuance costs of $0.9)	—	554.0
Common stock acquired by purchase	(62.3)	(137.8)
Dividends paid	(273.4)	(237.6)
Net cash flow (used in) provided by financing activities	(751.1)	3,756.0

Effect of exchange rate changes on cash and cash equivalents	(1.8)	5.4
(Decrease) increase in cash and cash equivalents	(90.2)	68.4
Cash and cash equivalents at beginning of period	186.8	118.4

Cash and cash equivalents at end of period	$96.6	$186.8